Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AMERICAN SANDS ENERGY CORP.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF OCTOBER, A.D. 2011, AT 5:19 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINETEENTH DAY OF OCTOBER, A.D. 2011.

SECRETARY OF STATE · DELAWARE · 1776 · 1793

Jeffrey W. Bullock, Secretary of State

5036776 8100

111112875

AUTHENTICATION: 9103045

DATE: 10-19-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:26 PM 10/18/2011
FILED 05:19 PM 10/18/2011
SRV 111112875 - 5036776 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AMERICAN SANDS ENERGY CORP.
(A Delaware Corporation)

AMERICAN SANDS ENERGY CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the "Corporation"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: By unanimous consent of the Board of Directors and consent of the majority stockholders of the Corporation resolutions were duly adopted amending Article 4 of the Certificate of Incorporation for American Sands Energy Corp. The resolution summarizing the proposed amendment is as follows:

RESOLVED, the Majority Shareholders and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation's Certificate of Incorporation to reflect the outstanding shares of common stock of the Company be reverse split at the rate of one share for each two shares outstanding effective the close of business on October 19, 2011, with fractional shares rounded up to the nearest whole share.

SECOND: That upon the effectiveness of this Certificate of Amendment, Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

FOURTH: The amount of the total stock this Corporation is authorized to issue is 210,000,000 shares with a par value of $.001 per share.

(a) Common Stock. The aggregate number of shares of Common Stock which the Corporation shall have the authority to issue is 200,000,000 shares at a par value of $.001 per share.

(b) Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation shall have authority to issue is 10,000,000 shares, par value $.001, which may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation.

(c) Preemptive Rights. No stockholder of the Corporation shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock of the Corporation.

(d) Reverse Stock Split. Effective the close of business on October 19, 2011, the outstanding shares of common stock of the Company shall be reverse split at the rate

of one share for each two shares outstanding with fractional shares rounded up to the nearest whole share.

THIRD: That thereafter, pursuant to resolution of its Board of Directors and written consent of the majority, the amendment was properly approved in accordance with Delaware law.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This amendment shall become effective on October 19, 2011.

IN WITHNESS WHEREOF, said Corporation has caused this certificate to be signed by its President this 18th day of October, 2011.

AMERICAN SANDS ENERGY CORP.

By: ______________________
William C. Gibbs, President